                                                                     EXHIBIT 5.2

                                                February 22, 2002



Steelcase Inc.
901 44/th/ Street SE
Grand Rapids, MI 49508

       Re:    Steelcase Inc.
              Registration Statement on Form S-4

Ladies and Gentlemen:

       We have acted as special counsel to Steelcase Inc., a Michigan corporation (the "Company"), in connection with the public offering of $250,000,000 aggregate principal amount of the Company's 6.375% Senior Notes Due 2006 (the "Exchange Notes"). The Exchange Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the Company's issued and outstanding 6.375% Senior Notes Due 2006 (the "Original Notes") under an Indenture dated as of November 27, 2001 (the "Indenture"), between the Company and Bank One Trust Company, N.A., as trustee (the "Trustee"), as contemplated by the Registration Rights Agreement, dated as of November 19, 2001 (the "Registration Rights Agreement"), by and among the Company, Goldman, Sachs & Co., Salomon Smith Barney Inc., Banc of America Securities LLC, Banc One Capital Markets, Inc. and BNP Paribas Securities Corp.

       This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

     In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the "Commission") on the date hereof (the "Registration Statement");
(ii) an executed copy of the Registration Rights Agreement; (iii) an executed copy of the Indenture; (iv) the Form T-1 of the Trustee to be filed as an exhibit to the Registration Statement; and (v) the form of the Exchange Notes.

Steelcase Inc.
February 22, 2002
Page 2


We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In our examination, we have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed, we have assumed that all parties thereto, including the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and (except to the extent we have opined on such matters below with respect to the Exchange Notes) that such documents constitute valid and binding obligations of such parties. We have also assumed that the Company has been duly organized and is validly existing in good standing under the laws of the State of Michigan and that the Company has complied with all aspects of Michigan law in connection with the transactions contemplated by the Exchange Offer. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

     Our opinion set forth herein is limited to the laws of the State of New York that, in our experience, are normally applicable to transactions of the type contemplated by the Exchange Offer and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined-on law on the opinions herein stated. We have relied as to matters of New York law on the opinion of Skadden, Arps, Slate, Meagher & Flom LLP dated the date hereof and addressed to us. Sheila C. Dayton, Vice President, General Counsel and Assistant Secretary of the Company, may rely on this opinion in rendering her opinion dated the date hereof and to be filed as Exhibit 5.1 to the Registration Statement.

     Based upon and subject to the foregoing and the limitations,qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Steelcase Inc.
February 22, 2002
Page 3


     In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the Exchange Notes and the performance of the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject, except for those agreements and instruments which have been identified to us by the Company as being material to it and which are listed under Item 21(a) in Part II of the Registration Statement or listed as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended February 23, 2001, pursuant to Item 14(c) thereof. With respect to any agreement or instrument reviewed by us, that by its terms or otherwise is governed by the laws of any jurisdiction other than the laws of the State of New York, our opinion herein is based solely on our understanding of the plain language of such agreement or instrument and we do not express any opinion with respect to the interpretation, validity, binding nature or enforceability of any such agreement or instrument, and we do not assume any responsibility with respect to the affect on the opinions or statements set forth herein of any interpretation thereof inconsistent with such understanding.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


                                           Very truly yours,

                                           /s/ Skadden, Arps, Slate, Meagher
                                               & Flom (Illinois)